SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Nuveen Preferred and Income Term Fund

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Boaz R. Weinstein

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Saba Capital Management, L.P. (“Saba Capital”) and Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital, “Saba”) are hereby withdrawing their opposition to the approval of an amendment to the Declaration of Trust of Nuveen Preferred and Income Term Fund (the “Fund”) that would eliminate the provision requiring the automatic termination of the Fund on or before August 31, 2024 at the Fund’s upcoming annual meeting of shareholders (the “Annual Meeting”).

As such, Saba advises shareholders that any executed gold cards and gold voting instruction forms received by Saba or its agents will not be voted at the Annual Meeting and that shareholders who wish to vote at the Annual Meeting are advised to vote on the Fund’s white proxy card or white voting instruction form.